J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
North America Structured Investments
5yr SX5E/RTY Auto Callable Contingent Buffered Equity Notes
The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer:JPMorgan Chase Financial Company LLC
Guarantor:JPMorgan Chase & Co.
Minimum Denomination:$1,000
Indices:EURO STOXX 50®Index and Russell 2000® Index
Contingent Buffer Amount:40.00%
Pricing Date:July 31, 2019
Final Review Date:July 26, 2024
Maturity Date:July 31, 2024
Review Dates:Annually
CUSIP:48132CYU1
Preliminary Pricing Supplement:http://sp.jpmorgan.com/document/cusip/48132CYU1/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above.
You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan ChaseFinancial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Automatic Call
If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.
Payment At Maturity
If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 ×Lesser Performing Index Return)
If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 ×Lesser Performing Index Return)
If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 40% of your principal amount at maturity and could lose all of your principal amount at maturity.
Hypothetical Examples of Amounts Upon Automatic Call or at Maturity**
N/A –indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date.
* Reflects a call premium of 15.25% per annum. The call premium will be determined on the Pricing Date and will not be less than 15.25% per annum.
** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower.
Lesser Performing Index Return at Review Date
Total Return at First Review Date*
Total Return at Third Review Date*
Total Return at Fourth Review Date*
Total Return at Maturity if not Automatically Called
40.00%
15.25%
45.75%
61.00%
40.00%
20.00%
15.25%
45.75%
61.00%
20.00%
15.00%
15.25%
45.75%
61.00%
15.00%
5.00%
15.25%
45.75%
61.00%
5.00%
0.00%
15.25%
45.75%
61.00%
0.00%
-5.00%
N/A
N/A
N/A
0.00%
-20.00%
N/A
N/A
N/A
0.00%
-40.00%
N/A
N/A
N/A
0.00%
-40.01%
N/A
N/A
N/A
-40.01%
-60.00%
N/A
N/A
N/A
-60.00%
-80.00%
N/A
N/A
N/A
-80.00%
-100.00%
N/A
N/A
N/A
-100.00%
Review Date
Call Value
Call Premium*
First
100.00%
At least15.25%
Second
100.00%
At least30.50%
Third
100.00%
At least45.75%
Fourth
100.00%
At least61.00%